Exhibit 99.1

Editorial Contacts:	Kevin G. Lowery
Alcoa Inc.
412-553-1424

Ms. Christabelle Noronha
Vice President - Content and Media
(91-22) 6665-7887
chris@tata.com

Alcoa Appoints Ratan Tata, Chairman of Tata Sons Ltd. of India, To Board of Directors

New York, February 16, 2007 – Alcoa announced today Ratan N. Tata, Chairman of Tata Sons Ltd., has been appointed a director of the company to fill a vacancy on the board. Tata Sons is the holding company of the Tata Group, India’s largest private sector conglomerate. There are now 11 directors on Alcoa’s board.

In making the announcement, Alcoa Chairman and CEO Alain Belda said, “Ratan’s global business acumen and his depth of knowledge about quality and customer satisfaction will make him a valuable addition to our Board of Directors.”

Ratan Tata, who joined the Tata Group in 1962, became chairman of the holding company, Tata Sons Ltd. in 1991. Under his leadership, the Tata Group has grown globally primarily through acquisitions. Most recently, Tata Steel bought Corus of the U.K., making Tata Steel the world’s fifth largest steelmaker. The Tata Group has 96 companies in seven business sectors: information systems and communications; engineering; materials; services; energy; consumer products; and chemicals. Its major Group companies include Tata Motors, Tata Steel, Tata Consultancy Services, Tata Power, Tata Tea, Tata Chemicals, Indian Hotels, Tata Teleservices, VSNL and Tata AutoComp. The Group had 2006 revenues totaling $21.9 billion and has operations in more than 54 countries across six continents.

Mr. Tata is involved with organizations worldwide in varying capacities. In addition to serving on Alcoa’s board, he is a director of Fiat S.p.A. He serves on the international advisory boards of Mitsubishi Corporation, the American International Group and JP Morgan Chase. He is a member of the Asia-Pacific Advisory Committee to the New York Stock Exchange and chairs the advisory board of RAND’s Center for Asia Pacific Policy. Mr. Tata is on the board of trustees of the RAND Corporation, Cornell University and the University of Southern California. He is a member of the Global Business Council on HIV/AIDS and the program board of the Bill & Melinda Gates Foundation’s India AIDS initiative. In India, Mr. Tata is chairman of the Government of India’s Investment Commission, and a member of several business, industry and trade organizations.

Mr. Tata, 69, holds a bachelor’s degree in architecture from Cornell University and completed the Advanced Management Program at Harvard Business School in 1975.